Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-275236, No. 333-231413, 333-212636, and 333-229469) on Forms S-8 and in the registration statements (No. 333-273780 and No. 333-258191) on Form S-3 of our reports dated February 29, 2024, with respect to the consolidated financial statements of Tompkins Financial Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Rochester, New York
February 29, 2024